Exhibit 99.2

MasterBrand Releases Annual Corporate Sustainability and Responsibility (CSR) Report

BEACHWOOD, Ohio--(BUSINESS WIRE)— August 1, 2024-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today released the Company’s annual Corporate Sustainability and Responsibility (CSR) Report. This report marks the second year the Company provided an overview of MasterBrand’s progress in many areas of sustainability and responsibility, including stewardship of its resources, the well-being of associates and an industry-leading corporate governance structure.

“As a leader in our industry, we believe we have a responsibility to hold ourselves to a high standard. To that end, we are pleased to share an update on the meaningful progress we made in 2023 across our organization,” said Dave Banyard, President and Chief Executive Officer. “I appreciate all our associates’ hard work this past year and am excited by what we can achieve as we continue Building Great Experiences Together.”

Key 2023 accomplishments include:

•	Conducted baseline water consumption assessments in our manufacturing plants to support tracking of ongoing water conservation efforts
•	Achieved landfill avoidance rates of at least 90% at five MasterBrand facilities
•	Improved OSHA recordable rate to below 1 for 2023, 74% better than the industry average (based on 2022 Bureau of Labor Statistics Industrial Average)
•	Recognized as one of America’s Safest Companies by EHS Today
•	Added two new members to the Board of Directors, enhancing our Board’s diverse range of industry experience and business expertise
•	Created a Policy Review Committee to support further development of our compliance program.

“With the support of our stakeholders, we remain committed to pursuing the best practices in corporate responsibility,” Banyard continued. “We look forward to sharing further updates on our journey and thank you for your continued trust in MasterBrand.”

The report is available at https://masterbrand.com/about-us/csr.

About MasterBrand:

MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 6,000 dealers, major retailers and builders. MasterBrand employs over 13,000 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Investor Relations:
Investorrelations@masterbrand.com

Media Contact:
Media@masterbrand.com

Source: MasterBrand, Inc.